                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant [X]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [ ] Preliminary proxy statement.       [ ] Confidential, for use of the
                                                Commission only (as permitted by
                                                Rule 14a-6(e)(2).

     [X] Definitive proxy statement.

     [ ] Definitive additional materials.

     [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12.

                             Johnson Controls, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of filing fee (check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

         -----------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

         -----------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

         -----------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

         -----------------------------------------------------------------------

     (5) Total fee paid:

         -----------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.

         -----------------------------------------------------------------------

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount Previously Paid:

         -----------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:

         -----------------------------------------------------------------------

     (3) Filing Party:

         -----------------------------------------------------------------------

     (4) Date Filed:

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

                         [JOHNSON CONTROLS, INC. LOGO]

                             JOHNSON CONTROLS, INC.
                             5757 N. Green Bay Ave.
                           Milwaukee, Wisconsin 53209

                          ANNUAL SHAREHOLDERS MEETING
                           NOTICE AND PROXY STATEMENT

ANNUAL MEETING:          January 26, 2000     Italian Community Center
                         2:00 p.m.              631 East Chicago
                                                  Milwaukee, WI 53202

RECORD DATE:             November 18, 1999. If you were a shareholder at the
                         close of business on that date, then you may vote at the meeting. If you hold the Company's Common Stock, then you are entitled to one vote per share. If you hold the Company's Preferred Stock (each share consists of 10,000 units) you are entitled to two votes per unit. There is no cumulative voting. On the record date, 85,404,246 shares of our Common Stock were outstanding and 261.0554 shares of our Preferred Stock were outstanding.

AGENDA: The purpose of the meeting is to vote on the following proposals:

                         1. The election of 4 directors.

                         2. The approval of PricewaterhouseCoopers LLP as our
                            independent auditors for 2000.

                         3. The approval of the 2000 Stock Option Plan.

                         4. Consideration of a shareholder proposal to adopt
                            global corporate standards.

                         5. To transact such other business as may properly come
                            before the Meeting and any adjournment thereof.

                         Unless you tell us on the proxy card to vote differently, we will vote signed returned proxies "FOR" the Board's nominees in agenda item 1 and "FOR" agenda items 2 and 3. Unless you tell us on the proxy card to vote differently, we will vote signed returned proxies "AGAINST" the shareholder proposal referenced in agenda item 4. The Board or proxy holders will use their discretion on other matters that may arise at the meeting. If a nominee cannot or will not serve as a director, then the Board or proxy holders will vote for a person whom they believe will carry on our present policies.

PROXIES SOLICITED BY:    The Board of Directors.

FIRST MAILING DATE:      The Company anticipates first mailing this proxy
                         statement on December 3, 1999.

REVOKING YOUR PROXY:     You may revoke your proxy before it is voted at the
                         meeting. To revoke:

                         Deliver a signed, written revocation letter, dated later than the proxy, to John P. Kennedy, Secretary, at our Milwaukee address listed on the first page;

                         Submit a proxy with a later date; or

                         Attend the meeting and vote in person or by proxy. Attending the meeting alone will not revoke your proxy.

PROXY SOLICITATION:      The Company will primarily solicit proxies by mail and
                         will cover the expense of such solicitation. D.F. King
                         & Co., Inc., will help us solicit proxies for all brokers and nominees at a cost of $11,000 plus their expenses. Our officers and employees may also solicit proxies for no additional compensation. We may reimburse brokers or other nominees for reasonable expenses they incur in sending these proxy materials to you if you are a beneficial holder of our shares.

ANNUAL REPORT:           The Company's 1999 Annual Report is being mailed to you
                         with this proxy statement.

YOUR COMMENTS:           Your comments about any aspects of our business are
                         welcome. You may use the space provided on the proxy card for this purpose, if desired.

                     PLEASE VOTE -- YOUR VOTE IS IMPORTANT
  PROMPT RETURN OF YOUR PROXY WILL HELP REDUCE THE COST OF THIS SOLICITATION.

TABLE OF CONTENTS

*ELECTION OF DIRECTORS......................................      3
*SELECTION OF INDEPENDENT AUDITORS FOR FISCAL YEAR 2000.....      7
*RATIFICATION OF THE 2000 STOCK OPTION PLAN.................      8
*CONSIDERATION OF SHAREHOLDER PROPOSAL......................     15
BOARD INFORMATION...........................................     17
BOARD COMPENSATION..........................................     19
COMPENSATION COMMITTEE REPORT...............................     20
PERFORMANCE GRAPH...........................................     24
EXECUTIVE COMPENSATION......................................     25
EMPLOYMENT AGREEMENTS.......................................     30
JOHNSON CONTROLS SHARE OWNERSHIP............................     32
VOTING PROCEDURES...........................................     34
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE.....     34
SUBMISSION OF SHAREHOLDER PROPOSALS AND DIRECTOR
  NOMINATIONS...............................................     34
MAP TO ANNUAL MEETING.......................................     36
EXHIBIT A

-------------------------
* Agenda items for the Annual Meeting

                             ELECTION OF DIRECTORS

BOARD STRUCTURE:         The Board of Directors consists of 12 members. The
                         directors are divided into three classes. At each annual meeting, the term of one class expires.
                         Directors in each class serve for three-year terms, or until the directors earlier retirement pursuant to the Board of Directors Retirement Policy.

                                 BOARD NOMINEES

NOMINEES FOR TERMS TO EXPIRE AT THE 2003 ANNUAL MEETING:

[BARTH PHOTO]          JOHN M. BARTH                              Director since 1997
                                                                               Age 53
                       President, Chief Operating Officer and member of the Board of Directors Johnson Controls, Inc., since September 1998
                       and Executive Vice President since 1991. In 1987, Mr. Barth was named Vice President and General Manager of the Plastics
                       Technology Group. In 1990, he became Vice President and
                       General Manager of the Plastics Technology Group and the
                       Automotive Systems Group. Mr. Barth is a member of the
                       Executive Committee.

[BRUNNER PHOTO]        PAUL A. BRUNNER                            Director since 1983
                                                                               Age 64
                       President and Chief Executive Officer, Spring Capital Inc.,
                       Stamford, Connecticut (international investment management), since 1985. President and Chief Executive Officer, ASEA,
                       Inc., 1982-1984. President and Chief Executive Officer,
                       Crouse Hinds Co., 1967-1982. Mr. Brunner is the Chairman of
                       the Audit Committee and member of Compensation Committee.


[MORCOTT PHOTO]        SOUTHWOOD J. MORCOTT                      Director since 1993
                       Age 61
                       Chairman since 1990, President 1986-1996, and Chief
                       Executive Officer from 1989-1999 of Dana Corporation,
                       Toledo, Ohio (vehicular and industrial systems
                       manufacturer). Mr. Morcott is a director of CSX Corporation,
                       Dana Corporation and Phelps-Dodge Corporation. Mr. Morcott
                       is Chairman of the Compensation Committee and member of the
                       Directors Committee.

[WHITAKER JR. PHOTO]   GILBERT R. WHITAKER JR.                   Director since 1986
                                                                              Age 68
                       Dean and H.J. Nelson Professor of Business Economics, Jesse
                       Jones Graduate School of Management, Rice University since
                       June 1997. Professor of Business Economics, University of
                       Michigan, 1979 through June 30, 1997. Provost and Executive
                       Vice President for Academic Affairs, University of Michigan,
                       1990-1996. Mr. Whitaker served as Dean, School of Business
                       Administration, University of Michigan 1979-1990. Mr.
                       Whitaker is a director of Lincoln National Corporation and
                       Structural Dynamics Research Corp. Mr. Whitaker is Chairman
                       of the Pension and Benefits Committee.

             THE BOARD RECOMMENDS THAT YOU VOTE "FOR" ITS NOMINEES

                              CONTINUING DIRECTORS

TERMS EXPIRE AT THE 2001 ANNUAL MEETING:

[ANDREWS PHOTO]        WILLIAM F. ANDREWS                        Director since 1991
                                                                              Age 68
                       Chairman of Northwestern Steel and Wire Co., since 1999.
                       Chairman of Scovill Fasteners Inc., since 1995. Chairman,
                       President and Chief Executive Officer, Amdura Corporation
                       from 1993-1996. President and Chief Executive Officer, UNR
                       Industries Inc., Chicago, Illinois (diversified
                       manufacturer) from 1991-1993, President of Massey Investment
                       Co., Nashville, Tennessee (private investment company) from
                       1989-1990, and Chairman, CEO and President of Singer Sewing
                       Machine Company (SSMC) Inc., Shelton, Connecticut
                       (diversified manufacturer) from 1986-1989. Mr. Andrews is a director of Black Box Corp., Dayton Superior Corporation,
                       Katy Industries, Navistar International Corporation,
                       Northwestern Steel & Wire Co., and Trex Co. Mr. Andrews is a
                       member of the Compensation and Pension and Benefits
                       Committees.


[BARNETT PHOTO]        ROBERT L. BARNETT                         Director since 1986
                                                                              Age 59
                       Executive Vice President and President, Commercial,
                       Government and Industrial Solutions Sector, Motorola, Inc.
                       (manufacturer of electronics products), Schaumburg,
                       Illinois, June 1998-present. Executive Vice President and
                       President, Motorola Inc., Land Mobile Products Sector,
                       Motorola Inc., March 1997 - March 1998. Corporate Vice
                       President, iDen Group, Motorola Inc., May 1995 - March 1997.
                       Consultant in the field of international communications
                       1992-1993. Vice-Chairman, Ameritech and President, Ameritech
                       Bell Group, American Information Technologies Corporation,
                       Chicago, Illinois (telecommunications) 1989-1993 and
                       President, Ameritech Enterprise Group, 1987-1989. Mr.
                       Barnett is a director of USG Corp., Central Vermont Public
                       Service. Mr. Barnett is a member of the Executive and the
                       Pension and Benefits Committees and the Chairman of the
                       Directors Committee.

[DAVIS PHOTO]          WILLIE D. DAVIS                           Director since 1991
                                                                              Age 65
                       President of All Pro Broadcasting Incorporated, Los Angeles,
                       California (radio broadcasting), since 1977. Mr. Davis is a director of Alliance Bank Co., Dow Chemical Company, Kmart
                       Corporation, MGM Grand Inc., Sara Lee Corporation, Strong
                       Capital Management, MGM Inc., and WICOR, Inc. Mr. Davis is a
                       member of the Audit and the Directors Committees.

[TEERLINK PHOTO]       RICHARD F. TEERLINK                       Director since 1994
                                                                              Age 63
                       Retired Chairman of the Board and President and Chief
                       Executive Officer of Harley-Davidson, Inc., Milwaukee,
                       Wisconsin, December 1998 and June 1997, respectively. Mr.
                       Teerlink served as President and Chief Operating Officer of
                       Harley-Davidson since March 1988. Mr. Teerlink remains a
                       member of the board of directors of Harley- Davidson, Inc.
                       Mr. Teerlink is a director of Snap-on, Incorporated. He is a member of the Audit and the Executive Committees.

TERMS EXPIRE AT THE 2002 ANNUAL MEETING:

[BLACK PHOTO]          NATALIE A. BLACK                          Director since 1998
                                                                              Age 49
                       Group President, Kohler Co., Kohler, Wisconsin (manufacturer and marketer of plumbing products and furniture) since 1998.
                       Group Vice President -- Interiors from 1986 through 1998 and
                       Vice President from 1983 through 1986. Ms. Black has also
                       served as General Counsel for Kohler Co. since 1991. Ms.
                       Black is a member of the Directors Committee.

[CORNOG PHOTO]         ROBERT A. CORNOG                          Director since 1992
                                                                              Age 59
                       President, Chief Executive Officer and Chairman of the Board
                       of Directors of Snap-on, Incorporated, Kenosha, Wisconsin
                       (tool manufacturer) since 1991. Mr. Cornog is a director of
                       Snap-on Incorporated and Wisconsin Energy Corporation. Mr.
                       Cornog is a member of the Audit and the Executive
                       Committees.

[KEYES PHOTO]          JAMES H. KEYES                            Director since 1985
                                                                              Age 59
                       Chairman and Chief Executive Officer, Johnson Controls,
                       Inc., Milwaukee, Wisconsin. In 1985 Mr. Keyes was named
                       Executive Vice President and subsequently became Chief
                       Operating Officer and a member of the Board of Directors. He became President of Johnson Controls, Inc., in 1986, its
                       Chief Executive Officer in 1988, and Chairman in 1993. Mr.
                       Keyes is a director of the Federal Reserve Bank of Chicago,
                       LSI Logic Corporation and Pitney Bowes, Inc. Mr. Keyes is
                       Chairman of the Executive Committee.

[LACY PHOTO]           WILLIAM H. LACY                           Director since 1997
                                                                             Age 54
                       President (1987 to 1996) and Chairman (1996 to present) and
                       Chief Executive Officer (1996-1998) of Mortgage Guaranty
                       Insurance Corporation (MGIC), and Chairman and Chief
                       Executive Officer of its parent company, MGIC Investment
                       Corporation, Milwaukee, Wisconsin (secondary mortgage market activities) since 1987. Mr. Lacy is a member of the
                       Compensation and the Pension and Benefits Committees.

             SELECTION OF INDEPENDENT AUDITORS FOR FISCAL YEAR 2000

                        We ask that you approve the appointment of PricewaterhouseCoopers LLP as our independent auditors:

                        PricewaterhouseCoopers LLP, formally known as Price Waterhouse, has audited our accounts for many years. The Board appointed them as independent auditors for 2000, upon recommendation of the Audit Committee.

                        We expect a representative of PricewaterhouseCoopers to attend the meeting, respond to appropriate questions and be given an opportunity to speak.

                        THE BOARD RECOMMENDS THAT YOU VOTE "FOR" THE
                        RATIFICATION OF THE APPOINTMENT OF
                        PRICEWATERHOUSECOOPERS AS JOHNSON CONTROLS INDEPENDENT AUDITORS FOR 2000.

                                 RATIFICATION OF 2000 STOCK OPTION PLAN

                         The Board of Directors has adopted, subject to shareholder approval and ratification, a new 2000 Stock Option Plan. The full text of the Stock Option Plan is set forth in Exhibit A attached hereto.

                  MATERIAL TERMS OF THE 2000 STOCK OPTION PLAN

PURPOSE: The 2000 Stock Option Plan (the "Plan") is intended to provide Stock Options ("Options") and Stock Appreciation Rights ("SARs") to induce certain officers and other key employees to remain in the employ of the Company or its subsidiaries and to encourage such employees to secure or increase on reasonable terms their stock ownership in the Company. The Board of Directors believes that the Plan will promote continuity of management and increased incentive and personal interest in the welfare of the Company by those who are responsible for shaping and carrying out the long-range plans of the Company and securing its continued growth and financial success.

STOCK SUBJECT TO THE
PLAN: The total number of shares of the Company's Common Stock available for awards under the Plan will be 15% of the shares of Common Stock outstanding on the effective date of the Plan reduced by the number of shares of Common Stock subject to awards made under any prior stock option plan of the Company and outstanding upon the effective date of the Plan. This number will be subject to adjustment in the event of a stock dividend, stock split or similar change in outstanding shares. In addition, shares that would have become available under any prior stock option plan due to the lapse of an outstanding award or similar events will instead be available for awards under the Plan.

ELIGIBILITY:             The Company may grant Options or SARs to officers and
                         other key employees of the Company and its subsidiaries, including the named executive officers
                         (the "Participants"). The maximum number of shares of Common Stock covered by Options that the Company may grant to any Participant within any two consecutive calendar year periods may not exceed 500,000 shares.
                         The Company may not grant an Option or SAR to any person who owns directly or indirectly shares of stock possessing more than 10% of the total combined voting power of all classes of stock of the Company. A director of the Company or of a subsidiary who is not also an employee of the Company or of a subsidiary will not be eligible to receive any Option or SAR under the Plan.

ADMINISTRATION:          The Plan will be administered by the Compensation
                         Committee of the Board of Directors (the "Committee").
                         The Committee will have complete authority to establish rules and regulations for the administration of the Plan and to determine the individuals to whom, and the time or times at which Options or SARs shall be granted, the types of Options, the Option Periods, limitations on exercise and the number of shares to be subject to each Option. The Committee will also have authority to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it, to determine the terms and provisions of the respective
                         Option agreements and to make all other determinations necessary or advisable for the administration of the Plan.

OPTIONS: Some Options issued under the Plan are intended to be Incentive Stock Options ("ISOs") within the meaning of
                         Section 422 of the Internal Revenue Code and the remainder of the Options issued pursuant to the Plan will constitute nonqualified Options.

OPTION PRICE:            The per share Option price will be determined by the
                         Committee and shall be an amount not less than 100% of the fair market value of the stock on the date the Option is granted. The consideration received by the Company for the award of any Option includes the continued service of the Participant.

OPTION PERIOD:           The Committee will determine the term of each Option.
                         However, the term of an Option may not exceed a period of 10 years from the date of its grant. The Option will terminate immediately upon termination of employment other than by reason of early or normal retirement, death or total and permanent disability. Unless the Option expires earlier under the terms of the Participant's Option Agreement, Options may be exercised no later than 60 months (three months in the case of ISOs) after termination of employment by reason of death, early or normal retirement or total and permanent disability.

EXERCISE OF OPTIONS;     A Participant may not exercise an Option for a period
DEFERRAL OF SHARES:      of at least six months commencing on the date of grant
                         except under certain conditions in the event of a change in control of the Company. Payment of the Option price may be made in cash or, if permitted by the applicable Option Agreement, by delivery of shares of Common Stock equivalent in fair market value, or if permitted by the applicable Option Agreement, partly in cash and partly in shares of Common Stock. The Committee may provide one or more means to enable Participants and the Company to defer delivery of shares of Common Stock deliverable upon exercise of an Option on such terms and conditions as the Committee may determine.

WITHHOLDING:             A Participant may, if permitted by the applicable
                         Option Agreement, satisfy the Company's withholding tax requirements by electing to have the Company withhold shares of Common Stock otherwise issuable under the Option or to deliver to the Company shares of Common
                         Stock having a fair market value on the date income is recognized on the exercise of a nonqualified Option equal to the minimum amount required to be withheld.
                         The Committee shall establish rules governing these withholding elections, and these elections will be made at the times required to conform with applicable securities laws.

MAXIMUM VALUE OF         The aggregate fair market value of the stock for which
ISOS:                    an ISO is exercisable for the first time by a
                         Participant during any calendar year under the Plan or any other plan of the Company or any subsidiary may not exceed $100,000. To the extent the fair market value of the shares of Common Stock attributable to ISOs first exercisable in any calendar year exceeds $100,000, the excess portion of the ISO will be treated as nonqualified Options.


SARS: The Company may grant SARs separate from any Option granted under the Plan to any participant. SARs entitle the Participant to receive an amount equal to the excess of the fair market value of one share of Common Stock on the date of exercise over the per share grant price multiplied by the number of shares in respect of which the other SARs will have been exercised.

TERMINATION AND          The Plan will terminate on December 31, 2009. The Board
AMENDMENT:               of Directors may amend or terminate the Plan earlier,
                         but the consent of the Participants is required for any amendment or termination that would adversely affect outstanding options. The Company's shareholders must approve any modifications for which shareholder approval is required by applicable law.


TRANSFERABILITY OF       A Participant may not transfer an Option or SAR during
OPTIONS AND SARS:        his or her lifetime other than (1) by will or by the
                         laws of descent or distribution, (2) pursuant to qualified domestic relations order or, as designated transferable by the Compensation Committee (3) to his or her spouse, children or grandchildren ("Immediate
                         Family Members"),
                         a partnership in which the only partners are the Participant's Immediate Family Members, or a trust or trusts established solely for the benefit of the Participant's Immediate Family Members, provided that there may be no consideration for any such transfer by a Participant.

CHANGE OF CONTROL:       The Options and SARs will become immediately
                         exercisable in the event of certain changes of control of the Company. Also, during the 60-day period from and after a change of control of the Company, each Participant will have the right to elect to surrender all or part of any Option and to receive in lieu thereof cash in the amount by which the value per share on the date of such election exceeds the Option price per share ("LSARs"). The value of the share is determined by the greater of highest reported sales price of a share during the 60-day period prior to the date of the change of control of the Company, and the highest price per share paid in certain transactions constituting a change of control.

REPRICING:               Neither the per share Option price for any outstanding
                         Option granted under the Plan nor the per share grant price for stock appreciation rights granted under the Plan may be decreased after the date of grant. No outstanding Option or stock appreciation right granted under the Plan or a Prior Plan may be surrendered to the Company as consideration for the grant of a new
                         Option or stock appreciation right with a lower exercise or grant price.

                         FEDERAL INCOME TAX CONSEQUENCES

                         The Federal income tax consequences described in this section are based on laws and regulations in effect on the date of this proxy statement and future changes in those laws and regulations may affect the tax consequences described below. No discussion of state income tax treatment has been included.

INCENTIVE STOCK          Options granted under the Plan which constitute ISOs
OPTIONS:                 will, in general, be subject to the following Federal
                         income tax treatment.

                         - The grant of an ISO does not give rise to any income
                           tax consequences to either the Company or the Participant.

                         - No deduction is allowed to the Company on a
                           Participant's exercise of an ISO.

                         - A Participant's exercise of an ISO does not result in
                           ordinary income to the Participant for regular tax purposes, but may result in the imposition of or an increase in alternative minimum tax. If shares acquired upon exercise of an ISO are not disposed of within the same taxable year of the ISO exercise, the excess of the fair market value of the shares at the time the ISO is exercised over the option price is included in the Participant's computation of alternative minimum taxable income in the year of exercise.

                         - If shares acquired upon the exercise of an ISO are
                           disposed of within two years of the date of the option grant, or within one year of the date of the option exercise, the Participant recognizes ordinary taxable income at the time of the disposition to the extent that the fair market value of the shares at the time of exercise exceeds the option price, but not in an amount greater than the excess, if any, of the amount realized on the disposition over the option price. Capital gain (long-term or short-term depending upon the holding period) is recognized by the Participant at the time of such a disposition to the extent that the amount of proceeds from the sale exceeds the fair market value at the time of the exercise of the ISO. Capital loss (long-term or short-term depending upon the holding period) is recognized by the Participant at the time of such a disposition to the extent that the fair market value at the time of the exercise of the ISO exceeds the amount of proceeds from the sale. The Company is entitled to a deduction in the taxable year in which the disposition is made in an amount equal to the amount of ordinary income recognized by the Participant.

                         - If shares acquired upon the exercise of an ISO are
                           disposed of after the later of two years from the date of the option grant or one year from the date of the option exercise in a taxable transaction, the Participant recognizes long-term capital gain or loss at the time of the disposition in an amount equal to the difference between the amount realized by the Participant on the disposition and the Participant's basis in the shares. The Company will not be entitled to any income tax deduction with respect to the ISO.

NONQUALIFIED STOCK       Options granted under the Plan which do not qualify as
OPTIONS:                 ISOs will, in general, be subject to the following
                         Federal income tax treatment:

                         - The grant of a nonqualified option does not give rise
                           to any income tax consequences to either the Company or the Participant.

                         - The exercise of a nonqualified option generally
                           results in ordinary taxable income to the Participant in the amount equal to the excess of the fair market value of the shares at the time of exercise over the option price. A deduction from taxable income is allowed to the Company in an amount equal to the amount of ordinary income recognized by the Participant.

                         - Upon a subsequent taxable disposition of shares, a
                           Participant recognizes short-term or long-term capital gain (or loss) depending on the holding period, equal to the difference between the amount received and the tax basis of the shares, usually the fair market value at the time of exercise.


STOCK APPRECIATION       Any SAR and LSAR granted under the Plan, will in
RIGHTS:                  general, be subject to the following Federal income tax
                         treatment:

                         - The grant of a SAR or LSAR does not give rise to any
                           income tax consequences to either the Company or the Participant.

                         - Upon the exercise of a SAR or LSAR, the Participant
                           recognizes ordinary income equal to the amount of any cash plus the fair market value of any shares of Common Stock received. The Company is generally allowed a deduction in an amount equal to the income recognized by the Participant.


INTERNAL REVENUE         Section 162(m) of the Internal Revenue Code limits the
CODE                     Company's income tax deduction for compensation paid in
SECTIONS 162(M) AND      any taxable year to certain executive officers to
280G                     $1,000,000 per individual. Amounts in excess of
                         $1,000,000 are not deductible unless one of several exceptions apply. The Committee intends to grant awards under the Plan that are designated, in most cases, to qualify for one such exception, the performance-based compensation exception. Grants of Options and SARs can be structured so as to qualify for this exception. The
                         Company does not anticipate that Section 162(m) will have a material impact on its ability to deduct compensation payable under the Plan. Section 280G of the Internal Revenue Code limits the Company's income tax deduction in the event there is a change in control of the Company. Accordingly, all or some of the amount which would otherwise be deductible may not be deductible with respect to those Options, SARs and LSARs that become immediately exercisable in the event of a change in control of the Company.

                               OTHER DISCLOSURES

MARKET PRICE OF          The closing price of a share of the Common Stock on the
COMMON STOCK:            New York Stock Exchange on November 18, 1999 was
                         $58.00.


NEW PLAN BENEFITS:       The Company cannot determine the number of Options to
                         be received by all current executive officers as a group and all other key employees as a group. In fiscal
                         1999, however, approximately 848 employees received option grants under the current stock option plan. See
                         "Option/SAR Grants in Fiscal Year 1999" for information relating to the stock options and stock appreciation rights granted to the Company's five most highly compensated executive officers. The number of Options will be determined by the Committee pursuant to the terms of the Plan.

REQUIRED VOTE:           The affirmative vote of a majority of the votes cast on
                         the proposal by shareholders of the Company's Common
                         Stock and Preferred Stock units is required for approval and ratification of the Plan, provided that a majority of the outstanding shares of the Company's
                         Common Stock and Preferred Stock are voted on the proposal. Assuming such proviso is met, any shares not voted (whether by abstention, broker nonvote or otherwise) have no impact on the vote. Proxies solicited by the Board of Directors will be voted "FOR" approval and ratification of the proposed 2000 Stock
                         Option Plan unless a shareholder specified otherwise.

                         THE BOARD RECOMMENDS THAT YOU VOTE "FOR" THE
                         RATIFICATION OF THE 2000 STOCK OPTION PLAN.

                              SHAREHOLDER PROPOSAL

Two shareholders, the Benedictine Sisters, 530 Bandera Road, San Antonio, Texas, 78228, owner of 260 shares of Johnson Controls Common Stock, and the General Board of Pension and Health Benefits of the United Methodist Church, 1201 Davis Street, Evanston, Illinois, 60201, owner of 10,000 shares of Johnson Controls Common Stock, have informed the Company that they intend to present jointly the following proposal at the meeting:

                PROPOSAL FOR A GLOBAL SET OF CORPORATE STANDARDS

Whereas, our company, as a global corporation, faces numerous complex problems which also affect our interests as shareholders. The international context within which our company operates is becoming increasingly diverse as we enter the new millennium.

Companies operating in the global economy are faced with important concerns arising from diverse cultures and political and economic contexts. These concerns require management to address issues beyond the traditional business focus. These include human rights, workers' right to organize and bargain collectively, non-discrimination in the workplace and sustainable community development. Companies should find effective ways to eliminate the use of child labor, forced labor and any unecological practices.

We believe global companies need to operationalize comprehensive codes of conduct, such as those found in the "Principles for Global Corporate
Responsibility: Bench Marks for Measuring Business Performance," developed by an international group of religious investors. Companies need to formulate policies, programs and practices to address the challenges they face in the global marketplace.

A New York Times editorial stated, "[Corporations] should hold themselves to some guidelines. Their own practices should not be abusive, even if local laws allow it. This means giving workers wages they can live on and good working conditions." ("Corporations and Conscience," New York Times, 12/6/98).

Our company should be in a position to assure Shareholders that its employees are treated fairly and paid a sustainable living wage wherever they work in the global economy. One important element of ensuring compliance is the utilization of independent monitors made up of respected local human rights, religious, and other non-governmental organizations. A number of global companies are involved in the development of credible code enforcement mechanisms that include independent monitoring.

Improving the quality of life for employees and their communities can lead to productivity and enhance the bottom line for the company.

RESOLVED, the shareholders request the Board of Directors to review or amend, where applicable, its code or standards for its international operations and to report a summary of this review to shareholders by October 2000.

                              SUPPORTING STATEMENT

     We recommend the review include the following areas:

1. A description of policies which are designed to protect human rights -- civil, political, social, cultural, and economic -- consistent with respect for human dignity and international labor rights standards.

2. A report of efforts to ensure that the company does not employ children under the age of fifteen, or younger than the age of completing compulsory education in the country of manufacture where such age is higher than fifteen.

3. A report of company policies ensuring that there is no use of forced labor, whether in the form of prison labor, indentured labor, or bonded labor.

4. Establishment of consistent standards for workers' health and safety, practices for handling hazardous wastes and protection of the environment, as well as promoting a fair and dignified quality of life for workers and their communities.

We believe a company poised to compete in the 21st Century needs comprehensive global standards to guide them.

                    RECOMMENDATION OF THE BOARD OF DIRECTORS

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" THE PROPOSAL.

The Company has an ethics policy which addresses a number of important issues: e.g., antitrust, equal employment, the environment, safety, the security of company information and funds, conflicts of interest, etc. This shareholder proposal would have the Company single out the issues of child labor and forced labor for special treatment. While these issues may be important, they are no more important than the other subjects addressed by the Company's ethics policy. Furthermore, such practices have not been associated with the Company or its industries.

The Company has adopted an ethics policy which clearly states that the use of child labor or forced labor is strictly prohibited. In addition, the Company promotes the health and safety of its employees throughout the world and consistently seeks to routinely review and improve workplace conditions to ensure a safe and healthful workplace. The company has extensive procedures in place to assure compliance with such policies. The ethics policy is translated into thirteen different languages and distributed to all employees throughout the world. All managers are required to sign certificates of compliance with the ethics policy. The Company's law department conducts training sessions throughout the world to educate its employees on such policies and their responsibilities under them. The Company's internal audit department monitors compliance with such procedures as part of its scheduled audits of the Company's global operations. A "hotline" exists and is publicized for use by employees to report any failures in compliance. These matters are regularly reviewed with the Audit Committee of the Board of Directors of the Company.

   FOR THESE REASONS, YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" THE
                                   PROPOSAL.

The affirmative vote of the holders of a majority of the shares of the Company's common stock present in person or by proxy at the 2000 Annual Meeting, and entitled to vote on this proposal, is required to approve it.

                               BOARD INFORMATION

BOARD MEETINGS:          In 1999 the Board held a total of six regular quarterly
                         and special meetings. All of the directors attended at least 90% of his or her Board and committee meetings.

BOARD COMMITTEES:        EXECUTIVE COMMITTEE: The primary functions of the
                         committee are to exercise all the powers of the Board when the Board is not in session, as permitted by law.
                         The Executive Committee held no meetings last year.
                         Members: Mr. Keyes, Chairman, and Messrs. Barnett,
                         Barth, Cornog and Teerlink.

                         AUDIT COMMITTEE: The primary functions of the committee are to:

                         - Review the internal controls established by
                           management;

                         - Assess the financial reporting process and selection
                           of accounting policies;

                         - Review management's evaluation and proposed selection
                           of independent accountants;

                         - Review the audit plans prepared by internal audit and
                           independent accountants;

                         - Review significant issues concerning litigation,
                           contingent liabilities, tax and insurance as reflected in periodic reports to the SEC;

                         - Review management information systems;

                         - Review and monitor compliance procedures; and

                         - Report the results of these activities to the Board
                           on a periodic basis.

                         The Audit Committee held three meetings last year. All members are non-employee directors. Members: Mr. Brunner, Chairman, and Messrs. Cornog, Davis, and Teerlink.

                         COMPENSATION COMMITTEE: The primary functions of the committee are to:

                         - Recommend to the Board the selection and retention of
                           officers and key employees;

                         - Recommend salary structures, officer gradings, and
                           salaries for elected officers;

                         - Administer and recommend amendments to the executive
                           compensation plans;

                         - Review and recommend salary adjustments of the Chief
                           Executive Officer;

                         - Recommend to the Board bonus awards, income and other
                           compensation to executive officers;

                         - Recommend officer compensation packages and the
                           approval of disclosure statements;

                         - Review the Company's executive compensation programs
                           with outside consultants; and

                         - Recommend management succession.

                         The Compensation Committee held four meetings last year. Members: Mr. Morcott, Chairman, and Messrs. Andrews, Brunner and Lacy.

                         DIRECTORS COMMITTEE: The primary functions of the committee are to:

                         - Recommend to the Board nominees for directors;

                         - Consider shareholder nominated candidates for
                           election as directors;

                         - Recommend the size and composition of the Board;

                         - Develop guidelines and criteria for the
                           qualifications of directors;

                         - Recommend director compensation programs;

                         - Recommend committees and committee structure for the
                           Board;

                         - Recommend performance criteria for the Board and to
                           review its performance;

                         - Review and recommend corporate governance practices
                           and policies of the Company; and

                         - Review conflicts of interest that may affect
                           directors.

                         The Directors Committee held three meetings last year.
                         Members: Mr. Barnett, Chairman, Ms. Black and Messrs. Davis and Morcott.

                         PENSION AND BENEFITS COMMITTEE: The primary functions of the committee are to:

                         - Review actuarial assumptions and actuarial valuation
                           of the pension plans on an annual basis;

                         - Review investment policies of the funds of employee
                           benefit plans;

                         - Select and terminate investment managers as
                           appropriate; Review with investment advisors past performance and current investment strategy;

                         - Review and approve the adoption of any new trust
                           agreements or master trusts implementing the plans;

                         - Monitor Company policies affecting employee benefit
                           plans; and

                         - Review plan provisions annually, and propose
                           amendments when necessary.

                         The Pension and Benefits Committee held five meetings last year. Members: Mr. Whitaker, Chairman, and Messrs. Andrews, Barnett and Lacy.

                               BOARD COMPENSATION

RETAINER AND FEES:       Non-employee directors receive a $39,000 annual
                         retainer. To encourage such directors to own our shares, they receive 50% of their retainer in our Common Stock each year. The stock is priced as of the date of the Annual Meeting. New Directors also receive a grant of 400 shares of Common Stock upon election or appointment and a pro rata share of the annual retainer for the remainder of that year. This stock is priced as of the date of the first meeting of the Board at which the new director participates. Directors also receive
                         $1,500 for each Board or committee meeting they attend, or $2,000 for each meeting they attend of which they are the Chairperson. We also reimburse directors for any related expenses.

RETIREMENT PLAN:         The former Directors' Retirement Plan was discontinued
                         for Fiscal 1999 and was replaced by a Director Share
                         Unit Plan. Non-employee directors are eligible to participate in the Director Share Unit Plan. The
                         Company credits $25,000 worth of stock units annually into each non-employee director's account at the then current market price. Such units are accumulated and credited with dividends until retirement at which time the units will be paid out based upon the market price of the Common
                         Stock at that time.

MEDICAL PLAN:            Current directors who are not covered by other
                         insurance and who are under 70 years of age may purchase medical coverage on the same basis as Company employees.

                         COMPENSATION COMMITTEE REPORT

THE COMMITTEE:           The Compensation Committee is composed only of
                         independent directors. The committee exercises the Board's powers in compensating executive officers of our Company and its subsidiaries. We make every effort to see that our compensation program is consistent with the values of our Company and furthers its business strategy.

OVERALL OBJECTIVES:      The Company aligns executive compensation with its
                         values and business objectives. The objectives target customer satisfaction, technology, growth, market leadership and shareholder value. The Compensation
                         Committee has established a program to:

                         - Attract and retain key executives critical to the
                           long-term success of the Company.

                         - Reward executives for long-term strategic management
                           and the enhancement of shareholder value.

                         - Integrate compensation programs, which can focus on
                           after-tax return on shareholders equity, return on investment and growth.

                         - Support a performance-oriented environment that
                           rewards performance not only with respect to Company goals but also Company performance as compared to that of industry performance levels.

                         - Preserve the federal income tax deductibility of
                           compensation paid. Accordingly, the Company has taken appropriate actions to preserve the deductibility of annual incentives, long-term performance plan payments, and stock option awards. However, the Committee may authorize payments that may not be deductible if it believes that this is in the best interests of the Company and its shareholders.

EXECUTIVE
COMPENSATION
GENERALLY:               The Compensation Committee reviews executive pay each
                         year. Compensation depends on many factors, including individual performance and responsibilities, future challenges and objectives, and how he or she might contribute to our future success. We also look at the Company's financial performance and the compensation levels at comparable companies.

                         To meet the objectives, we studied competitive compensation data based on surveys provided to the Committee by an independent compensation consultant. The survey for officers and senior managers involved 22 companies. We made adjustments to account for differences in annual sales of our Company and those companies in the survey.

TOTAL COMPENSATION:      Annual executive compensation consists of a base salary
                         and incentive compensation.

                         Approximately 73% of the total compensation paid to the executive officer group is performance related. This is comparable to the average of the companies in the executive compensation survey. Doing so helps encourage performance that increases the value of your shares.

                         The Committee sets target minimum and maximum performance levels for our annual and long-term incentive plans in accordance with return on investment, growth and industry performance objectives. Doing so motivates officers to meet and exceed goals and performance objectives and enhance shareholder value.

BASE SALARY:             The Committee determines the levels of salary for key
                         executive officers and a salary range for other executive officers. Factors considered are:

                         - Salary survey comparison results;

                         - Prior year salary;

                         - Changes in individual job responsibilities;

                         - Past performance of individuals; and most
                           importantly,

                         - Achievement or trends toward achievement of specified
                           Company goals.

ANNUAL INCENTIVES:       The Committee sets an annual incentive award formula
                         under the Executive Incentive Compensation Plan (EICP).
                         The award is based on specific benchmarks that are consistent with our annual and long-term strategic planning objectives. These benchmarks are also based on achievement of business plans that the Board has approved that include goals of improved performance over the previous year and take into account industry growth and cycles.

                         At the end of the fiscal year, the Committee applies the formula to objective performance results to determine the executive's award for the year.

LONG-TERM
INCENTIVES:              All executive officers participate in the Long Term
                         Performance Plan (LTPP), which serves to motivate executives to achieve longer-term objectives by providing incentive compensation based on our performance over a three-year period. Under the LTPP, the Committee assigns an executive a contingent performance award. The executive may earn this award based upon the Company's return on shareholder equity during the specified three-year period relative to the Standard & Poor's Manufacturers Diversified Industrial
                         Index median return on shareholders' equity over the same period. At the end of the period, the Committee determines the Company's relative performance results to determine the actual LTPP award amount.

STOCK OWNERSHIP
GUIDELINES:              The Executive Stock Ownership Policy requires all
                         officers and senior managers in each business group, within five years of becoming subject to the Policy, to hold our Common Stock in an amount of one to three times their annual salary.

                         The 1995 Common Stock Purchase Plan for Executives (CSPPE) facilitates the acquisition of common stock by executives subject to the Executive Stock Ownership Policy. Participants in the CSPPE may deduct from their pay up to $2,500 per month to purchase shares of Common Stock. The price of each share is 100% of the average price of shares purchased by Firstar Bank, N.A as agent for the participants. No brokerage fees or commission are charged and the Company bears the expense of administering the CSPPE.

STOCK OPTION
PROGRAM: The Committee grants stock options and stock appreciation rights (SARs) under the 1992 Stock Option Plan. The Committee determines which individuals are awarded stock options and SARs, the terms at which option grants shall be made, the terms of the options, and the number of shares subject to each option. In 1999, compensation to executives through stock options and SARs and the LTPP, taken together, was targeted at the 50th percentile of such compensation granted by similar companies as identified in the survey.

SAVINGS AND
INVESTMENT PLAN
(401K): Executive officers may participate in the Company's Savings and Investment Plan, which includes Company contributions to the plan, and an Equalization Benefit Plan under which certain executives are entitled to additional benefits that cannot be paid under qualified plans due to

                         Internal Revenue Code limitations. Employee and Company contributions in excess of qualified plan limits are accounted for as if invested in various accounts.

CEO COMPENSATION         Mr. Keyes' total compensation is based on our Company's
                         outstanding performance, his individual performance, executive compensation levels at other companies, the desire to retain his services and terms of his employment agreement. His salary and incentives reflect the leadership, vision and focus he has provided to our Company.

                         Mr. Keyes' base salary increased to $1,030,000 in 1999 from $975,000 in 1998. This salary approximated the average base salary for other chief executive officers for the 22 companies reviewed.

                         Approximately 80% of Mr. Keyes' compensation is tied to performance goals. Mr. Keyes' fiscal 1999 EICP award of $1,844,000 is based upon the return on shareholder's equity and operating income growth for the Company for fiscal 1999 and represents 74% of the maximum amount available under the criteria set forth by the Committee. In fiscal 1999, Mr. Keyes received payment under the LTPP of $864,000, which is based upon the Company's return on shareholder equity over the past three fiscal years and represents 100% of the maximum amount available under the criteria established by the Committee. Mr. Keyes received an option award of 175,000 shares on November 18, 1998.

                                   Southwood J. Morcott, Chairman
                                   William F. Andrews
                                   Paul A. Brunner
                                   William H. Lacy
                                   Members, Compensation Committee

                               PERFORMANCE GRAPH

EXPLANATION OF THE
GRAPH:                   The line graph below compares the cumulative total
shareholder return on our Common Stock with the cumulative total return of companies on the Standard & Poor's 500 Stock Index and the S&P Manufacturers (Diversified Industrial) Index.
                         This graph is based on the market price of the Common
                         Stock and assumes the reinvestment of dividends.

      COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN AMONG S&P 500 INDEX,
                   S&P MANUFACTURERS (DIVERSIFIED INDUSTRIAL)
                        INDEX AND JOHNSON CONTROLS, INC.

                               PERFORMANCE GRAPH

-----------------------------------------------------------------------------------------------
               COMPANY/INDEX                  9/94    9/95    9/96    9/97    9/98    9/99
-----------------------------------------------------------------------------------------------
Johnson Controls Inc.                          100    130.9   158.8   214.1   204.4   296.1
-----------------------------------------------------------------------------------------------
 S&P Manufacturers (Diversified Industrial)    100    133.3   171.8   239.2   215.6   337.9
-----------------------------------------------------------------------------------------------
 S&P 500 Comp-Ltd                              100    129.7   156.1   219.2   239.0   305.5
-----------------------------------------------------------------------------------------------

Assumes $100 invested on September 30, 1994 in S&P 500 Index, S&P Manufacturers (Diversified Industrial) Index and Johnson Controls, Inc., and dividends are reinvested at the end of month in which they are paid.

                             EXECUTIVE COMPENSATION

                         The following table summarizes the compensation we paid for the past three fiscal years to each of the five most highly compensated executive officers, including the Chief Executive Officer.

                         SUMMARY OF COMPENSATION TABLE

                                                        OTHER ANNUAL   OPTIONS/   LONG-TERM     ALL OTHER
      NAME AND         FISCAL    SALARY       BONUS     COMPENSATION     SARS     INCENTIVE    COMPENSATION
 PRINCIPAL POSITION     YEAR       ($)         ($)         ($)(1)       (#)(2)    PAYOUTS($)      ($)(3)
 ------------------    ------    ------       -----     ------------   --------   ----------   ------------
James H. Keyes          1999    1,016,256   1,844,000                  175,000     864,000        89,344
  Chairman and Chief    1998      956,250     826,000       --         120,000     810,000        78,064
  Executive Officer     1997      875,001     689,000       --         120,000     730,000        67,714
John Barth              1999      606,255     910,000                   90,000     378,000        50,004
  President and Chief   1998      537,498     458,000       --          60,000     299,000        42,791
  Operating Officer     1997      487,503     371,000       --          48,000     277,000        34,966
Stephen A. Roell        1999      417,507     554,000                   45,000     238,000        32,245
  Senior Vice           1998      373,752     270,000       --          40,000     223,000        26,526
  President and         1997      348,747     246,000       --          34,000     202,000        26,643
  Chief Financial
  Officer
Giovanni Fiori          1999      397,503     492,000                   45,000     148,000            --
  Vice President        1998      324,458     310,000       --          24,000     138,000            --
  Automotive Systems    1997      301,359     197,000       --          24,000     155,000            --
  Group
Michael F. Johnston     1999      397,503     451,000                   45,000     130,000        31,790
  Vice President        1998      318,330     310,000       --          24,000     118,000        23,913
  Automotive Systems    1997      266,253     203,000       --          20,000      86,000        21,176
  Group

-------------------------
(1) The aggregate amount of "Other Annual Compensation" which includes perquisites and personal benefits was less than the required reporting threshold (the lesser of $50,000 or 10% of the officer's annual salary and bonus for the year).

(2) The Options/SARs reflect the effects of the 2 for 1 stock split which took place on March 31, 1997.

(3) "All Other Compensation" consists of contributions by the Company on behalf of the named individuals to the Company's Savings and Investment plan.

STOCK OPTIONS AND
STOCK APPRECIATION
GRANTS: The following table lists our grants during 1999 of stock options and tandem SARs to the officers named in the Summary Compensation Table.

                   OPTIONS/SAR GRANTS IN FISCAL YEAR 1999(1)

                                  INDIVIDUAL GRANTS
                      -----------------------------------------
                                      % OF TOTAL                                POTENTIAL REALIZABLE
                                     OPTIONS/SARS                              VALUE AT ASSUMED ANNUAL
                                      GRANTED TO    EXERCISE OR                 RATES OF STOCK PRICE
                      OPTIONS/SARS   EMPLOYEES IN   BASE PRICE    EXPIRATION      APPRECIATION FOR
        NAME            GRANTED      FISCAL 1999     ($/SHARE)       DATE         FULL OPTION TERM
        ----          ------------   ------------   -----------   ----------   -----------------------
James H. Keyes          175,000         18.08%        $57.78       11/18/08     $6,359,211/$16,115,489
John M. Barth            90,000          9.29%        $57.78       11/18/08     $3,270,451/$8,287,966
Stephen A. Roell         45,000          4.64%        $57.78       11/18/08     $1,635,226/$4,143,983
Giovanni Fiori           45,000          4.64%        $57.78       11/18/08     $1,635,226/$4,143,983
Michael F. Johnston      45,000          4.64%        $57.78       11/18/08     $1,635,226/$4,143,983

-------------------------
(1) As of September 30, 1999, Mr. Keyes waived all rights to existing SARs.

                         The Company has an employee Stock Option Plan under which options to purchase Common Stock and SARs are granted to officers and other key employees of the Company and its subsidiaries. The per share option/SAR prices are the fair market value of the Company's Common Stock on the date of the grant and the term of the option is 10 years. Fifty percent of each award is exercisable two years after the grant date and the remainder is exercisable three years after the grant date.

                         The amounts shown above as potential realizable values rely on arbitrarily assumed rates of share price appreciation prescribed by the SEC. In assessing those values, please note that the ultimate value of the options, as well as your shares, depends on actual future share values. Market conditions and the efforts of the directors, the officers and others to foster the future success of our Company can influence those future share values.

1999 OPTIONS,
SAR HOLDINGS AND
EXERCISES:               The following table lists the number of shares acquired
                         and the value realized as a result of option exercises during fiscal 1999 for the listed officers. It also includes the number and value of their exercisable and non-exercisable options and SARs as of September 30, 1999.

            AGGREGATED OPTIONS/SAR EXERCISES IN LAST FISCAL YEAR AND
                       FISCAL YEAR-END OPTIONS/SAR VALUES

                                                                                  VALUE OF UNEXERCISED
                          NUMBER OF                   NUMBER OF UNEXERCISED           IN-THE-MONEY
                         SHARES/SARS                 OPTIONS/SARS AT FY-END      OPTIONS/SARS AT FY-END
                         ACQUIRED ON     VALUE      -------------------------   -------------------------
         NAME             EXERCISE      REALIZED    EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE
-----------------------  -----------   ----------   -------------------------   -------------------------
James H. Keyes                  0               0       444,000 / 355,000       $17,704,050 / $5,757,329
John M. Barth                   0               0        48,000 / 174,000       $ 1,526,248 / $2,724,180
Stephen A. Roell           33,984/     $1,165,528/       17,000 / 102,000       $   497,250 / $1,719,277
                           30,016       1,025,532
Giovanni Fiori             32,000       1,246,873        48,000 /  81,000       $ 1,687,998 / $1,235,527
Michael F. Johnston         4,500/     $  168,890/       10,000 /  79,000       $   292,500 / $1,177,027
                            4,500         173,671

LONG-TERM INCENTIVE
COMPENSATION:            As noted above in the Compensation Committee's report,
                         the Long-Term Performance Plan (LTPP) rewards executives for helping us achieve sustained performance goals and encourages their continued efforts on our behalf. Payouts of awards granted for fiscal 1999 are tied to our Company's weighted average return on shareholders' equity for fiscal years 1999, 2000, 2001 compared with the median return on shareholders' equity of the Standard & Poor's Manufacturers (Diversified
                         Industrial) Index (S&P Index) during the same three-year period. To establish a weighted average, performance in the third year of the award is multiplied by 3/6, performance in the second year is multiplied by 2/6, and performance in the first year is multiplied by 1/6. If the Company's average level of return is:

                         - Less than the 45th percentile of the return for
                           companies in the S&P Index, no award is earned;

                         - Equal or greater than the 45th percentile, the
                           threshold amount is earned;

                         - Equal to or greater than the 50th percentile, the
                           target amount is earned;

                         - Equal to or greater than the 55th percentile, 110% of
                           the target amount is earned; and

                         - Equal to or greater than the 60th percentile, the
                           maximum amount is earned.

                         In fiscal 1999, based upon the data available at this time, LTPP participants were granted 100% of the target available under the criteria established by the Compensation Committee. When the remaining comparison companies have reported, these awards could increase, decrease or vary.

             LONG-TERM INCENTIVE PLANS -- AWARDS IN FISCAL 1999(1)

                        AMOUNT OF     PERFORMANCE
                       CONTINGENT    PERIOD UNTIL
                       PERFORMANCE   MATURATION OR  THRESHOLD    TARGET      MAXIMUM
        NAME            AWARD($)        PAYOUT         ($)         ($)         ($)
        ----           -----------   -------------  ---------    ------      -------
James H. Keyes          1,100,000      1999-2001     880,000    1,100,000   1,320,000
John M. Barth             525,000                    420,000      525,000     630,000
Stephen A. Roell          322,000    Fiscal Years    258,000      322,000     386,000
Giovanni Fiori            286,000                    229,000      286,000     343,000
Michael F. Johnston       286,000                    229,000      286,000     343,000

-------------------------
(1) The values in this table were calculated based on each executive's salary that will be effective January 1, 2000. Actual values at the time of payout will be calculated using each executive's base salary on the last day of the performance period, and therefore, the values in the table could increase or decrease. The maximum values in the table may not be increased higher than the maximum of $3 million under the LTPP.

RETIREMENT PLANS:        The following table shows the maximum annual retirement
                         benefits payable under the Company's plans, including amounts attributable to the Company's Equalization
                         Benefit Plan. Under the Johnson Controls Pension Plan
                         (the Plan), participants become entitled to benefits after five years of service with the Company or any of its subsidiaries, and the normal retirement date is a participant's 65th birthday.

                         The Internal Revenue Code places maximum limitations on the amount of benefits that may be paid under the Plan. The Company has adopted an Equalization Benefit Plan under which certain executives are entitled to pension benefits that cannot be paid under the qualified Plan due to these limitations.

                              PENSION PLAN TABLE*

      AVERAGE ANNUAL                  MAXIMUM ANNUAL PENSION AT NORMAL RETIREMENT AGE
      COMPENSATION IN                       AFTER YEARS OF PARTICIPATING SERVICE
HIGHEST 5 CONSECUTIVE YEARS    (PRIOR TO ADJUSTMENT FOR SOCIAL SECURITY COVERED COMPENSATION)
     OF LAST 10 YEARS         ----------------------------------------------------------------
     BEFORE RETIREMENT         15 YEARS     20 YEARS     25 YEARS     30 YEARS      35 YEARS
---------------------------    --------     --------     --------     --------      --------
           100,000               25,500       34,000       42,500        51,000        56,750
           200,000               51,000       68,000       85,000       102,000       113,500
           250,000               63,750       85,000      106,250       127,500       141,875
           300,000               76,500      102,000      127,500       153,000       170,250
           400,000              102,000      136,000      170,000       204,000       227,000
           500,000              127,500      170,000      212,000       255,000       283,750
           600,000              153,000      204,000      255,000       306,000       340,500
           700,000              178,500      238,000      297,500       357,000       397,250
           800,000              204,000      272,000      340,000       408,000       454,000
           900,000              229,500      306,000      382,500       459,000       510,750
         1,000,000              255,000      340,000      425,000       510,000       567,500
         1,100,000              280,500      374,000      467,500       561,000       624,250
         1,200,000              306,000      408,000      510,000       612,000       681,000
         1,300,000              331,500      442,000      552,500       663,000       737,750
         1,400,000              357,000      476,000      595,000       714,000       794,500
         1,500,000              382,500      510,000      637,500       765,000       851,250
         1,600,000              408,000      544,000      680,000       816,000       908,000
         1,700,000              433,500      578,000      722,555       867,000       964,750
         1,800,000              459,000      612,000      765,000       918,000     1,021,500
         1,900,000              484,500      646,000      807,500       969,000     1,078,250
         2,000,000              510,000      680,000      850,000     1,020,000     1,135,000
         2,100,000              535,500      714,000      892,500     1,071,000     1,191,750
         2,200,000              561,000      748,000      935,000     1,122,000     1,248,500
         2,300,000              586,500      782,000      977,500     1,173,000     1,305,250

-------------------------
* Assuming normal retirement age and years of service under provisions in effect on September 30, 1999 and assuming retirement on that date.

YEARS OF SERVICE:        As of September 30, 1999, the persons named in the
                         Summary Compensation table were credited with the following years of service under the Plan: Mr. Keyes, 30 years, Mr. Barth, 29 years, Mr. Roell 16 years, and
                         Mr. Johnston, 9 years. Mr. Fiori is not a participant in the Plan.

BENEFITS ACCRUAL:        Pension plans of the Company apply to all regular
                         employees, including officers of the Company. The Plan covers all salaried and non-union hourly employees of the Company. Under the Plan, benefits are accrued according to the following formula: 1.15% of Participant's Average Monthly Compensation multiplied by the Participant's years of Benefit Service plus
                         0.55% of Average Monthly Compensation in excess of the Participant's Covered Compensation multiplied by the Participant's years of Benefit Service. The amounts payable may be adjusted to reflect the Participant's decision on survivor benefits, early retirement or termination, and in some instances age.

DEFINITIONS:             "Average Monthly Compensation" is defined as the
                         average monthly compensation, including salary and bonus, for the highest five consecutive years in the last 10 years.

                         "Covered Compensation" means the average of compensation subject to Social Security taxes (including salary and bonus) for the 35-year period ending in the year the Participant attains Social Security Retirement Age; i.e. the age at which the Participant will be entitled to full Social Security payments.

                             EMPLOYMENT AGREEMENTS

EMPLOYMENT
AGREEMENTS
GENERALLY:               We have employment agreements with each of the named
                         executive officers of the Company. These agreements provide that employment shall continue unless terminated by either the Company or the employee. Such agreements do not automatically extend after the employee reaches age 65.

TERMINATION:             The agreements provide for termination by the Company
                         for cause, for death or disability and under certain circumstances without cause. If terminated without cause, the employee is entitled to receive pay in an amount equal to or greater than two times the Company's termination allowance policy or an amount equal to 52 weeks' earnings of the employee. If terminated with cause, the employee's compensation is terminated immediately.

CHANGE OF CONTROL:       We also have change of control agreements with each of
                         these officers. In the event of a change of control, the agreements provide for a severance payment equal to three times the executive's annual compensation plus a lump sum payment equal to lost benefits under the retirement plan if the executive is terminated other than for cause or has a good reason to terminate employment. If the amount paid upon termination exceeds amounts established under the Internal Revenue Code, which results in payment of additional federal taxes, the executive will receive an additional payment so that the executive will retain the full amount to which he is entitled under the agreement. The executive also has 30 days at the end of the first year after a change of control to terminate his employment for any reason and still receive this benefit.

                         The EICP provides that, in the event of a change of control of our Company, certain participants, including the named executive officers, may re-elect to receive early payment of deferred amounts, and the participant may direct the Company to cause a letter of credit to be issued in an amount sufficient to provide for all payments due to such participant under the Plan.

                         The LTPP also provides that, in the event of a change of control of our Company, certain participants, including the named executives, shall be entitled to receive early payment of deferred amounts.

EXECUTIVE SURVIVOR
BENEFITS PROGRAM:        The Company has in effect an Executive Survivor
                         Benefits Plan for certain executives. Coverage under this plan is in lieu of the Company's regular group life insurance coverage. If a participating executive dies while he is employed by the Company, his beneficiary is entitled to payments of between 90% and 100% (depending on the executive's age) of the executive's final base annual salary for a period of 10 years.

                        JOHNSON CONTROLS SHARE OWNERSHIP

DIRECTORS AND
OFFICERS:                The following table lists our Common Stock ownership as
                         of October 31, 1999, for the persons or groups specified. Ownership includes direct and indirect
                         (beneficial) ownership as defined by SEC rules. To our knowledge, each person, along with his or her spouse, has sole voting and investment power over the shares unless otherwise noted. None of these persons beneficially owns more than 1% of the outstanding
                         Common Stock.

                                                    AMOUNT AND       UNITS REPRESENTING
                                                   NATURE(1) OF           DEFERRED
           NAME OF BENEFICIAL OWNER               STOCK OWNERSHIP     COMPENSATION(3)
           ------------------------               ---------------    ------------------
James H. Keyes                                        627,764(2)        60,303 units
John M. Barth                                         155,745(2)        18,970 units
Stephen A. Roell                                      104,787(2)         3,192 units
Michael F. Johnston                                    44,728(2)         5,321 units
Giovanni Fiori                                         85,050(2)        10,068 units
William F. Andrews                                      6,273            5,891 units
Robert Barnett                                          3,055           21,389 units
Natalie Black                                             482              709 units
Paul A. Brunner                                        13,265            5,383 units
Robert A. Cornog                                        5,409            7,156 units
Willie D. Davis                                         3,665            5,281 units
William H. Lacy                                         1,500            2,647 units
Southwood J. Morcott                                    2,188            7,756 units
Richard F. Teerlink                                     3,721            3,047 units
Gilbert R. Whitaker, Jr.                                5,640           12,336 units
All Directors and Executive Officers as a
  group (not including deferred shares
  referred to in footnote (3)                          Total:              1,610,179(2)
TOTAL PERCENT OF CLASS OF COMMON STOCK
  EQUIVALENTS                                                                   1.78

-------------------------
(1) Includes all shares for each officer or director which directly has or shares the power to vote or to direct the vote of such shares, or to dispose of or direct disposition of such shares.

(2) Includes shares of Common Stock, which, as of October 31, 1999, were subject to outstanding stock options exercisable within 60 days as follows: Mr. Keyes, 564,000, Mr. Barth, 102,000, Mr. Roell, 54,000, Mr. Fiori, 72,000 and
    Mr. Johnston 32,000. This also reflects common stock equivalents of Preferred Units that are owned by these officers.

(3) Includes deferred shares under the EICP, LTPP, and Deferred Compensation Plan for certain Directors. Units will not be distributed in the form of Common Stock.

SCHEDULE 13G FILINGS:    The Company believes that the following table is an
                         accurate representation of beneficial owners of more than 5% of any class of the Company's securities. The table is based upon reports on Schedules 13G filed with the Securities and Exchange Commission or other information believed to be reliable.

                                                          AMOUNT AND
                             NAME AND ADDRESS              NATURE OF            PERCENT OF
   TITLE OF CLASS           OF BENEFICIAL OWNER            OWNERSHIP              CLASS
   --------------        -------------------------    -------------------    ----------------
Common Stock             Capital Research and              4,915,300(1)            5.8%
$0.16 2/3 Par Value      Management Company
                         333 South Hope Street
                         Los Angeles, CA 90071
                         Firstar Corporation               4,502,978(2)            5.3%
                         777 East Wisconsin Avenue
                         Milwaukee, WI 53202
Series D Convertible     Fidelity Management                 273.273(3)            100%
Preferred Stock          Trust Company
$1.00 Par Value          82 Devonshire Street
                         Boston, MA 02109

-------------------------
(1) Capital Research and Management Company reported as of December 31, 1998, sole dispositive power with respect to 4,915,300 shares.

(2) Firstar Corporation reported as of December 31, 1998, sole voting power with respect to 934,475 shares, shared voting power with respect to 3,568,503 shares, and sole dispositive power with respect to 47,685 shares. Of the total shares reported, 3,609,939.47 shares represent holdings for the benefit of the Johnson Controls, Inc. Automatic Dividend Reinvestment Plan and Common Stock Purchase Plans. Of the total shares reported, 800,000 shares represent holdings for the benefit of the Johnson Controls, Inc. Pension Plan.

(3) As of October 31, 1999, Fidelity Management Trust Company reported that it held shared voting power and sole dispositive power with respect to the shares indicated above in its capability as trustee of the Johnson Controls, Inc. Employee Stock Ownership Trust.

                               VOTING PROCEDURES

ELECTION OF DIRECTORS:   To be elected, directors must receive a plurality of
                         the shares present and voting in person or by proxy, provided a quorum exists. A quorum is present if at least a majority of the outstanding shares on the record date are present in person or by proxy.
                         Plurality means that the number of directors who receive the largest number of votes cast are elected as directors up to the maximum number of directors to be chosen at the meeting. Consequently, any shares not voted (whether by abstention, broker non vote or otherwise) have no impact in the election of directors except to the extent the failure to vote for an individual results in another individual receiving a larger number of votes.

OTHER PROPOSALS:         To be approved, each of the proposals: (a) to ratify
                         the election of PricewaterhouseCoopers LLP as our independent auditors for 2000, (b) to ratify the 2000
                         Stock Option Plan and (c) to consider the shareholder proposal to adopt global corporate standards, must receive more votes "FOR" the proposal than "AGAINST".
                         For purposes of determining the vote with respect to these proposals, any shares not voted (whether by abstention, broker nonvote or otherwise) will have no impact.

                         The enclosed proxies will be voted in accordance with the instructions you place on the proxy card. Unless otherwise stated, all shares represented by your returned, signed proxy will be voted as the Board recommends for each proposal as noted on the first page of this proxy statement. Proxies may be revoked as noted on that page.

                   BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

SECTION 16(a) Based on a review of reports filed by our directors, executive officers and of beneficial holders of 5% or more of our shares, and upon representations from those persons all reports required to be filed during 1999 with the Securities and Exchange Commission under
                         Section 16(a) of the Securities Exchange Act of 1934 were timely made.

          SUBMISSION OF SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

SHAREHOLDER
PROPOSALS:               Proposals of shareholders which are intended to be
                         presented at the 2001 annual meeting pursuant to SEC
                         Rule 14a-8, must be received by the Company no later than August 5, 2000 to be included in the Company's proxy materials for that meeting.

                         A shareholder that intends to present business at the 2001 Annual Meeting other than pursuant to Rule 14a-8 must comply with the requirements set forth in the Company's By-Laws. Among other things, to bring business before an annual meeting, a shareholder must give written notice to the Company, complying with the By-Laws to the Secretary of the Company not less than 45 days and not more than 75 days prior to the month and day in the current year corresponding to the date on which the Company first mailed its proxy materials for the prior year's annual meeting of shareholders. Therefore, since the Company anticipates mailing its proxy statement on December 3, 1999, the Company must receive notice of a shareholder proposal submitted other than pursuant to Rule 14a-8 no sooner than September 19, 2000, and no later than October 19, 2000.

                         If the notice is received after October 19, 2000, then the notice will be considered untimely and the Company is not required to present such proposal at the 2001 Annual Meeting. If the Board of Directors chooses to present a proposal submitted after October 19, 2000 at the 2001 Annual Meeting, then the persons named in proxies solicited by the Board of Directors for the 2001 Annual Meeting may exercise discretionary voting power with respect to such proposal.

DIRECTOR NOMINATIONS:    Shareholders wishing to propose direct candidates for
                         consideration by the Directors Committee may do so by writing to the Secretary of the Company, giving the candidate's name, biographical data and qualifications.
                         The Company's By-Laws set forth additional requirements for shareholders wishing to nominate director candidates for consideration by shareholders. For elections of directors at an annual meeting, the requirements include written notice by the shareholder of an intent to make such a nomination that complies with the By-Laws to the Secretary of the Company not less than 45 days and not more than 75 days prior to the month and day in the current year corresponding to the date on which the Company first mailed its proxy materials for the prior year's meeting of shareholders.

                         By order of the Board of Directors.

                         JOHN P. KENNEDY

                         John P. Kennedy, Secretary
                         December 3, 1999

                                     [MAP]

                                                                       EXHIBIT A

                             JOHNSON CONTROLS, INC.
                             2000 STOCK OPTION PLAN

     1. ESTABLISHMENT. JOHNSON CONTROLS, INC. (the "Company") hereby establishes a stock option plan for certain officers and other key employees, as described herein, which shall be known as the JOHNSON CONTROLS, INC. 2000 STOCK OPTION PLAN (the "Plan"). It is intended that certain of the stock options issued pursuant to the Plan may constitute incentive stock options within the meaning of Section 422 of the Internal Revenue Code ("Incentive Stock Options") and the remainder of the options issued pursuant to the Plan shall constitute nonqualified options. Incentive Stock Options and nonqualified stock options are hereinafter jointly referred to as "Options." The Committee may also award stock appreciation rights apart from Options issued pursuant to the Plan.

     2. PURPOSE. The purpose of the Plan is to induce certain officers and other key employees to remain in the employ of the Company or its subsidiaries and to encourage such employees to secure or increase on reasonable terms their stock ownership in the Company. The Board of Directors of the Company (the "Board of Directors") believes that the Plan will promote continuity of management and increased incentive and personal interest in the welfare of the Company by those who are responsible for shaping and carrying out the long-range plans of the Company and securing its continued growth and financial success.

     3. EFFECTIVE DATE OF THE PLAN. The Plan was adopted by the Board of Directors on November 17, 1999, and, subject to the approval of the Plan by the shareholders of the Company within twelve months of this date, the effective date of the Plan will be January 1, 2000. Any and all Options granted prior to shareholder approval shall be subject to such approval.

     4. STOCK SUBJECT TO THE PLAN. Subject to adjustment in accordance with the provisions of this paragraph and paragraph 17, the total number of shares of the common stock of the Company ("Common Stock") available for awards during the term of the Plan shall be an amount calculated as follows: (a) fifteen percent (15%) of the number of shares of Common Stock outstanding upon the effective date of the Plan minus (b) the number of shares of Common Stock subject to awards made under any prior stock option plan of the Company (a "Prior Plan") and outstanding upon the effective date of the Plan ("Prior Plan Awards"). Shares of Common Stock to be delivered upon exercise of Options or settlement of stock appreciation rights under the Plan shall be made available from presently authorized but unissued Common Stock or authorized and issued shares of Common Stock reacquired and held as treasury shares, or a combination thereof. If any Option or stock appreciation right shall be canceled, expire or terminate without having been exercised in full, or to the extent a stock appreciation right is settled in cash, the shares of Common Stock allocable to the unexercised, canceled, forfeited portion of such Option or stock appreciation right, or portion of such stock appreciation right which is settled in cash, shall again be available for the purpose of the Plan. The surrender of any Options (and the surrender of any related stock appreciation rights granted under paragraph 16) in connection with the receipt of stock appreciation rights as provided in paragraph 16 shall, as to such Options, have the same effect under this paragraph 4 as the cancellation or termination of such Options without having been exercised. If any stock appreciation rights are granted under the Plan (including any grant in connection with the surrender of outstanding Options), as provided in paragraph 16, and shares of Common Stock may be issuable in connection with such stock appreciation rights, then the grant of such stock appreciation rights shall be deemed to have the same effect under this paragraph 4 as the grant of Options; provided, however, if any such stock appreciation rights shall be canceled, expire or terminate without having been exercised in full, or to the extent a stock appreciation right is settled in cash, the shares of Common Stock allocable to the unexercised, canceled, forfeited portion of such stock appreciation right, or portion of such stock appreciation right which is settled in cash, shall again be available for the purpose of the Plan. If the exercise price of any Option granted under the Plan is satisfied by tendering shares of Common Stock to the Company (by either actual delivery or by attestation), only the number of shares of Common Stock issued net of the shares of Common Stock tendered shall be deemed delivered for purposes of determining the maximum number of shares of Common Stock available for delivery under the Plan. If any Participant satisfies the Company's withholding tax requirements upon the exercise of an Option by properly electing to have the Company withhold shares of Common Stock, then the shares of Common Stock so withheld shall again be available for the purpose of the Plan, except that such shares shall not be available for the granting of Incentive Stock Options. After the effective date of the Plan, if any event occurs as a result of which shares of Common Stock subject to Prior Plan Awards would again become available for the purpose of the relevant Prior Plan if the Prior Plan were still in effect and the Company could grant awards under the Prior Plan, then such shares shall be available for the purpose of the Plan rather than such Prior Plan (subject to any applicable limitation on the use of such shares for the granting of Incentive Stock Options) and thereby increase the shares available under the Plan as determined under the first sentence of this paragraph.

     5. ADMINISTRATION. (a) The Plan shall be administered by the Compensation Committee (the "Committee") consisting of not less than three members of the Board of Directors appointed from time to time by the Board of Directors. No member of the Committee shall be, nor at any time during the preceding one-year period have been, eligible to receive stock, stock options or stock appreciation rights of the Company or of its subsidiaries pursuant to the Plan or any other plan of the Company or its subsidiaries, other than a plan for directors of the Company who are not officers or employees of the Company which provides for automatic grants without exercise of discretion by any member of the Board of Directors, or by any officer or employee of the Company.

     (b) Subject to the express provisions of the Plan, the Committee shall have authority to establish such rules and regulations as it deems necessary or advisable for the proper administration of the Plan, and in its discretion, to determine the individuals (the "Participants") to whom, and the time or times at which, Options and stock appreciation rights shall be granted, the type of

     Options, the periods of Options or stock appreciation rights, limitations on exercise of Options or stock appreciation rights, and the number of shares to be subject to each Option or award of stock appreciation rights. In making such determinations, the Committee may take into account the nature of the services rendered by the respective employees, their present and potential contributions to the success of the Company or its subsidiaries, and such other factors as the Committee, in its discretion, shall deem relevant.

     (c) Subject to the express provisions of the Plan, the Committee shall also have complete authority to interpret the Plan, to prescribe, amend, and rescind rules and regulations relating to it, to determine the terms and provisions of the respective Option Agreements (which need not be identical) and to make all other determinations necessary or advisable for the administration of the Plan. The Committee's determinations on the matters referred to in this paragraph 5 shall be conclusive and binding upon all parties.

     (d) Neither the Committee nor any member thereof shall be liable for any act, omission, interpretation, construction or determination made in connection with the Plan in good faith, and the members of the Committee shall be entitled to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including attorneys fees) arising therefrom to the full extent permitted by law and under any directors and officers liability insurance that may be in effect from time to time.

     (e) A majority of the Committee shall constitute a quorum, and the acts of a majority of the members present at any meeting at which a quorum is present, or acts approved in writing by a majority of the Committee without a meeting, shall be the acts of the Committee.

     6. ELIGIBILITY. Options and stock appreciation rights may be granted to officers and other key employees of the Company and of any of its present and future subsidiaries. The maximum number of shares of Common Stock covered by Options which may be granted to any Participant within any two consecutive calendar year periods shall not exceed 500,000 shares in the aggregate. No Option or stock appreciation right shall be granted to any person who owns, directly or indirectly, shares of stock possessing more than 10% of the total combined voting power of all classes of stock of the Company. A director of the Company or of a subsidiary who is not also an employee of the Company or of a subsidiary will not be eligible to receive any Option or stock appreciation right hereunder.

     7. RIGHTS OF EMPLOYEES. Nothing in this Plan or in any Option or stock appreciation right shall interfere with or limit in any way the right of the Company and any of its subsidiaries to terminate any Participant's or employee's employment at any time, nor confer upon any Participant or employee any right to continue in the employ of the Company and its subsidiaries.

     8. OPTION AGREEMENTS. All Options and stock appreciation rights granted under the Plan shall be evidenced by written agreements (an "Option Agreement") in such form or forms as the Committee shall determine.

     9. OPTION PRICE. The per share Option price for Options and the per share grant price for stock appreciation rights granted under paragraph 16, as determined by the Committee, shall be an amount not less than 100% of the fair market value of the stock on the date such Options or stock appreciation rights are granted (or, if the Committee so determines, in the case of any stock appreciation right granted under paragraph 16 upon the surrender of any outstanding Option, on the date of grant of such Option). The fair market value of a share of stock on any date shall be the average of the highest and lowest market prices of sales of the Common Stock on that date, or on the next preceding trading day if such date was not a trading day as reported on the New York Stock Exchange or as otherwise determined by the Committee.

     10. OPTION PERIOD. The term of each Option and stock appreciation right shall be as determined by the Committee but in no event shall the term of an Option or stock appreciation right exceed a period of ten (10) years from the date of its grant. Each Option and stock appreciation right granted hereunder may granted at any time on or after the effective date of the Plan, and prior to its termination, provided that no Option or stock appreciation right may be granted later than ten years after the date this Plan is adopted. The Committee shall determine whether any Option or stock appreciation right shall become exercisable in cumulative or non-cumulative installments or in full at any time. An exercisable Stock Option or stock appreciation right, or portion thereof, may be exercised in whole or in part only with respect to whole shares of Common Stock.

     11. MAXIMUM VALUE OF INCENTIVE STOCK OPTIONS. The aggregate fair market value (as defined in paragraph 9) of the Common Stock for which any Incentive Stock Options are exercisable for the first time by a Participant during any calendar year under the Plan or any other plan of the Company or any subsidiary shall not exceed $100,000. To the extent the fair market value of the shares of Common Stock attributable to Incentive Stock Options first exercisable in any calendar year exceeds $100,000, the excess portion of the Incentive Stock Options shall be treated as nonqualified options.

     12. TRANSFERABILITY OF OPTION OR STOCK APPRECIATION RIGHT. No Option or stock appreciation right granted hereunder shall be transferable other than options specifically designated by the Compensation Committee as such and meeting the following requirements of transfer:

     (a) by will or by the laws of descent and distribution; or

     (b) in the case of a nonqualified option:

        (i) pursuant to a "Qualified Domestic Relations Order" as defined in
        Section 414(p) of the Internal Revenue Code; or

        (ii) to (A) his or her spouse, children or grandchildren ("Immediate Family Members"), (B) a partnership in which the only partners are the Participant's Immediate Family Members, or (C) a trust or trusts established solely for the benefit of one or more of the Participant's Immediate Family Members (collectively, the Permitted Transferees), provided that there may be no consideration for any such transfer by a Participant.

     Following transfer (if applicable), such Options and stock appreciation rights shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer, provided that such Options and stock appreciation rights may be exercised during the life of the Participant only by the Participant or, if applicable, by the alternate payee designated under a Qualified Domestic Relations Order or the Participant's Permitted Transferees.

     13. EXERCISE OF OPTION; DEFERRAL OF SHARES.

     (a) The Committee shall prescribe the manner in which a Participant may exercise an Option which is not inconsistent with the provisions of this Plan. However, no Option shall be exercisable, in whole or in part, for a period of at least six months commencing on the date of grant, except as provided in paragraph 20 in the event of a Change in Control. An Option may be exercised, subject to limitations on its exercise contained in the Option Agreement and in this Plan, in full, at any time, or in part, from time to time, only by (A) written notice of intent to exercise the Option with respect to a specified number of shares, and (B) by payment in full to the Company at the time of exercise of the Option, of the option price of the shares being purchased. Payment of the Option price may be made (i) in cash, (ii) if permitted by the applicable Option Agreement, by tendering of shares of Common Stock equivalent in fair market value (as defined in paragraph 9), or (iii) if permitted by the applicable Option Agreement, partly in cash and partly in shares of Common Stock. Common Stock may be tendered either by actual delivery of shares of Common Stock or by attestation.

     (b) The Committee may provide one or more means to enable Participants and the Company to defer delivery of shares of Common Stock deliverable upon exercise of an Option, on such terms and conditions as the Committee may determine, including by way of example the manner and timing of making a deferral election, the treatment of dividends paid on shares of Common Stock during the deferral period and the permitted distribution dates or events. No such deferral means may result in any increase in the number of shares of Common Stock issuable hereunder other than as contemplated by paragraph 4 or paragraph 17 hereof.

     14. WITHHOLDING. If permitted by the applicable Option Agreement, a Participant may be permitted to satisfy the Company's withholding tax requirements by electing (i) to have the Company withhold shares of Common Stock of the Company, or (ii) to deliver to the Company shares of Common Stock of the Company having a fair market value on the date income is recognized on the exercise of a nonqualified option equal to the minimum amount required to be withheld. The election shall be made in writing and according to such rules and in such form as the Committee shall determine.

     Notwithstanding the foregoing, the election and satisfaction of any withholding requirement through the withholding of Common Stock or the tender of shares of Company Stock may be made only at such times as are permitted, without incurring liabilities, by Rule 16b-3 of the Securities Exchange Act of 1934, as amended, or such other securities laws, rules or regulations as may be applicable.

     15. TERMINATION OF EMPLOYMENT. (a) In the event a Participant's employment with the Company or any of its subsidiaries shall be terminated for any reason, except early or normal retirement, death or total and permanent disability, all rights to exercise an Option or stock appreciation right shall terminate immediately.

     (b) If the Participant should die while employed by the Company or any subsidiary prior to the expiration of the term of the Option or stock appreciation right, the Option or stock appreciation right shall be exercisable immediately to the extent it would have been exercisable had the Participant remained employed for twelve months after the date of death and may be exercised by the person to whom it is transferred by will or by the applicable laws of descent and distribution by giving notice as provided in paragraph 13, at any time within twelve months after the date of death unless such Option or stock appreciation right expires earlier under the terms of the Option Agreement. For purposes of this paragraph, the six-month limitation imposed pursuant to paragraph 13 shall not be applicable.

     (c) In the event of termination of employment with the Company due to early or normal retirement, or due to total and permanent disability, prior to the expiration of the term of an Option or stock appreciation right, the Option or stock appreciation right shall be exercisable in full without regard to any vesting requirement and may be exercised by the Participant at any time within thirty-six months (except Incentive Stock Options which may be exercised within three months) after the date of such early or normal retirement or total and permanent disability, as the case may be, unless such Option or stock appreciation right expires earlier under the terms of the Option Agreement. Provided, however, that for certain participants who are officers of the Company or who are selected by the Compensation Committee of the Board, nonqualified options may be exercised by the Participant for five years after the date of such early or normal retirement or total and permanent disability, as the case may be, in the event of termination of employment with the Company due to early or normal retirement, or due to total and permanent disability, prior to the expiration of the term of the Option or stock appreciation right, unless such Option or stock appreciation right expires earlier under the terms of the Option Agreement. For purposes hereof, a Participant's employment shall be deemed to have terminated due to (a) early or normal retirement if such Participant is then eligible to receive early or normal retirement benefits under the provisions of any of the Company's or its subsidiaries pension plans; or, in the absence of a pension plan, provided such Participant retires with ten years of service and is at least 55 years old and (b) total and permanent disability if he is permanently disabled within the meaning of Section 22(e)(3) of the Internal Revenue Code, as in effect from time to time.

     For purposes of this Plan: (a) a transfer of an employee from the Company to a 50% or more owned subsidiary, partnership, joint venture or other affiliate (whether or not incorporated) or vice versa, or from one subsidiary, partnership, joint venture or other affiliate to another or (b) a leave of absence duly authorized in writing by the Company, provided the employee's right to re-employment is guaranteed either by statute or by contract, shall not be deemed a termination of employment under the Plan. Notwithstanding the foregoing, from and after a Change of Control, as defined in paragraph 20, Options and stock appreciation rights shall continue to be exercisable for three months after a Participant's termination of employment.

     16. STOCK APPRECIATION RIGHTS. Stock appreciation rights may be granted separate from any Option granted under the Plan to any Participant. Such stock appreciation rights may be exercised by a Participant by written notice of intent to exercise the stock appreciation rights delivered to the Committee, which notice shall state the number of shares of stock in respect of which the stock appreciation rights are being exercised. Upon such exercise, the Participant shall be entitled to receive the economic value of such stock appreciation rights determined in the manner described in subparagraph (b) of this paragraph 16 and in the form prescribed in subparagraph (c) of this paragraph 16.

     Stock appreciation rights shall be subject to terms and conditions not inconsistent with other provisions of the Plan as shall be determined by the Committee, which shall include the following:

     (a) Stock appreciation rights granted in connection with the surrender of an Option shall be exercisable or transferable at such time or times and only to the extent that the Option to which they related was exercisable or transferable. The Committee shall have complete authority to determine the terms and conditions applicable to other stock appreciation rights, including the periods applicable to such rights, limitations on exercise and the number of shares of stock in respect to which such stock appreciation rights are exercisable.

     (b) Upon the exercise of stock appreciation rights, a Participant shall be entitled to receive the economic value thereof, which value shall be equal to the excess of the fair market value of one share of Common Stock on the date of exercise over the grant price per share, multiplied by the number of shares in respect of which the stock appreciation rights shall have been exercised. Stock appreciation rights which have been so exercised shall no longer be exercisable in respect of such number of shares.

     (c) The Committee shall have the sole discretion either (i) to determine the form in which payment of such economic value will be made (i.e., cash, stock, or any combination thereof) or (ii) to consent to or disapprove the election of the Participant to receive cash in full or partial payment of such economic value.

     (d) The exercise of stock appreciation rights by a Participant pursuant to the Plan may be made only at such times as are permitted by Rule 16b-3 of the Securities Exchange Act of 1934, without liabilities, or such other securities laws or rules as may be applicable.

     (e) Stock appreciation rights shall be exercisable only when the fair market value of the Common Stock to which the stock appreciation rights relate exceeds the grant price of such stock appreciation rights.

     17. ADJUSTMENT PROVISIONS. In the event of any change in the shares of the Common Stock of the Company by reason of a declaration of a stock dividend (other than a stock dividend declared in lieu of an ordinary cash dividend), spin-off, merger, consolidation recapitalization, or split-up, combination or exchange of shares, or otherwise, the aggregate number and class of shares available under this Plan, the number and class of shares subject to each outstanding Option and stock appreciation right, the option price for shares subject to each outstanding Option, and the option price or grant price and economic value of any stock appreciation rights shall be appropriately adjusted by the Committee, whose determination shall be conclusive.

     18. TERMINATION AND AMENDMENT OF PLAN. The Plan shall terminate on December 31, 2009, unless sooner terminated as hereinafter provided. The Board of Directors may at any time terminate the Plan, or amend the Plan as it shall deem advisable including (without limiting the generality of the foregoing) any amendments deemed by the Board of Directors to be necessary or advisable to assure conformity of the Plan and any Incentive Stock Options granted thereunder to the requirements of Section 422 of the Internal Revenue Code as now or hereafter in effect and to assure conformity with any requirements of other state and federal laws or regulations now or hereafter in effect; provided, however, that the Board of Directors may not, without further approval by the shareholders of the Company, amend paragraph 24 or make any modifications to the Plan which, by applicable law, require such approval. No termination or amendment of the Plan may, without the consent of the Participant to whom any Option or stock appreciation rights shall have been granted, adversely affect the rights of such Participant under such Option or stock appreciation rights. The Board of Directors may also, in its discretion, permit any Option or stock appreciation right to be exercised prior to the earliest date fixed for exercise thereof under the Option Agreement.

     19. RIGHTS OF A SHAREHOLDER. A Participant shall have no rights as a shareholder with respect to shares covered by his or her Option until the date of issuance of the stock certificate to the participant and only after such shares are fully paid or with respect to stock appreciation rights. No adjustment will be made for dividends or other rights for which the record date is prior to the date such stock is issued.

     20. CHANGE OF CONTROL. Notwithstanding the foregoing, upon Change of Control, all previously granted Options and stock appreciation rights shall immediately become exercisable to the full extent of the original grant. For purposes of this Plan, a "Change of Control" means any of the following events:
(i) the acquisition, other than from the Company, by any individual, entity or group (within the meaning of Section 13(d) or 14(d)(2) of the Securities Exchange Act of 1934, as amended from time to time) (the "Exchange Act") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (A) the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Company Voting

Securities"), provided, however, that any acquisition by (x) the Company of any of its subsidiaries, or any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its subsidiaries or (y) any corporation with respect to which, following such acquisition, more than 60% of respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Company Voting Securities immediately prior to such acquisition in substantially the same proportion as their ownership, immediately prior to such acquisition of the Outstanding Company Common Stock and Company Voting Securities, as the case may be, shall not constitute a change in control of the Company; or (ii) individuals who, as of September 28, 1994, constitute the Board of Directors of the Company (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board, provided that any individual becoming a director subsequent to September 28, 1994, whose election or nomination for election by the Company's shareholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Directors of the Company (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act); or (iii) approval by the shareholders of the Company of a reorganization, merger or consolidation (a "Business Combination"), in each case, with respect to which all or substantially all of the of the individuals and entities who were the respective beneficial owners of the Outstanding Company Common Stock and Company Voting Securities immediately prior to such Business Combination do not, following such Business Combination, beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporations resulting from such Business Combination in substantially the same proportion as their ownership immediately prior to such Business Combination or the Outstanding Company Common Stock and Company Voting Securities, as the case may be; or (iv) (A) a complete liquidation or dissolution of the company or a
(B) sale or other disposition of all or substantially all of the assets of the Company other than to a corporation with respect to which, following such sale or disposition, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors is then owned beneficially, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Company Voting Securities immediately prior to such sale or disposition in substantially the same proportion as their ownership of the Outstanding Company Common Stock and Company Voting Securities, as the case may be, immediately prior to such sale or disposition.

     21. LSARS. Notwithstanding the foregoing, during the sixty-day period from and after a Change in Control of the Company, each optionee shall have the right (the "LSAR") with respect to any Option, in lieu of the payment of the full Option price for the shares of Common Stock ("Shares") subject to such Option, to elect (within such sixty-day period) to surrender all or a part of the Option to the Company and to receive in lieu thereof cash in the amount by which the fair market value per Share on the date of such election shall exceed the option price per Share under the Option multiplied by the number of Shares granted under the Option as to which a LSAR granted hereunder shall have been exercised. As used in this paragraph 21, the fair market value of a Share on the date of exercise shall mean with respect to an election by an optionee to receive cash in respect of a Stock Option, the higher of (x) the highest reported sales price, regular way, of a Share on the Composite Tape for New York Stock Exchange Listed Stocks (the "Composite Tape") during the sixty-day period prior to the date of the Change in Control of the Company and (y) if the Change in Control of the Company is the result of a transaction or a series of transactions described in paragraphs (i) or (ii) of the definition of Change in Control of the Company set forth in paragraph 20, the highest price per Share paid in such transaction or series of transactions.

     22. GOVERNING LAW. The Plan, all awards hereunder, and all determinations made and actions taken pursuant to the Plan shall be governed by the laws of the State of Wisconsin and construed in accordance therewith, to the extent not otherwise governed by the laws of the United States.

     23. UNFUNDED PLAN. This Plan shall be unfunded. No person shall have any rights greater than those of a general creditor of the Company.

     24. REPRICING. Except for adjustments pursuant to paragraph 17, neither the per share Option price for any outstanding Option granted under the Plan nor the per share grant price for stock appreciation rights granted under the Plan may be decreased after the date of grant nor may an outstanding Option or stock appreciation right granted under the Plan or a Prior Plan be surrendered to the Company as consideration for the grant of a new Option or stock appreciation right with a lower exercise or grant price.

                             JOHNSON CONTROLS, INC.
                                  P.O. BOX 591
                              MILWAUKEE, WI 53201
              SHAREHOLDER'S PROXY ANNUAL MEETING-JANUARY 26, 2000

The undersigned, having received the Notice of Meeting and Proxy Statement dated December 3, 1999, and Annual Report for 1999, hereby appoints J.P. Kennedy and J.H. Keyes, and each of them, proxies with power of substitution to vote for the undersigned at the annual shareholders' meeting of Johnson Controls, Inc., on January 26, 2000, and at any adjournments thereof, hereby revoking any proxy heretofore given by the undersigned for such meeting.


This proxy when properly executed will be voted in the manner directed therein by the undersigned.

The Board of Directors recommends a vote FOR Proposals 1, 2 and 3. If no direction is made, this proxy will be voted FOR all nominees listed in Proposal 1 and FOR Proposals 2 and 3. The Board of Directors recommends a vote AGAINST Proposal 4. If no direction is made, this proxy will be voted AGAINST Proposal 4.









          /\  DETACH BELOW AND RETURN USING THE ENVELOPE PROVIDED  /\


                   JOHNSON CONTROLS, INC. 2000 ANNUAL MEETING

The Board of Directors recommends a vote FOR Proposals 1, 2 and 3. If no direction is made, this proxy will be voted FOR all nominees listed in Proposal 1 and FOR Proposals 2 and 3.
------------------------------------------------------------------------------------------------------------------------------------
1. ELECTION OF DIRECTORS:     1 - JOHN M. BARTH          2 - PAUL A. BRUNNER         | | FOR all nominees    | | WITHHOLD AUTHORITY
                              3 - SOUTHWOOD J. MORCOTT   4 - GILBERT R. WHITAKER, JR.    listed to the left      to vote for all
                                                                                         (except as specified    nominees listed to
                                                                                         below).                 the left.

(Instructions: To withhold authority to vote for any indicated nominee, write number(s) of               --------------------------
nominee(s) in the box provided to the right.)                                              --------->    |                         |
                                                                                                         --------------------------

2. Approval of PricewaterhouseCoopers as our independent auditors for 2000.          | | FOR         | | AGAINST     | | ABSTAIN

3. Approval of the 2000 Stock Option Plan.                                           | | FOR         | | AGAINST     | | ABSTAIN
------------------------------------------------------------------------------------------------------------------------------------

The Board of Directors recommends a vote AGAINST Proposal 4. If no direction is made, this proxy will be voted AGAINST Proposal 4.
------------------------------------------------------------------------------------------------------------------------------------

4. Shareholder proposal to adopt global corporate standards.                         | | FOR         | | AGAINST     | | ABSTAIN
------------------------------------------------------------------------------------------------------------------------------------
   And in the discretion of the proxies, upon such other matters which may properly come before the meeting or any adjournments thereof.

Check appropriate box
Indicate changes below:   | |   Name Change?       | |    Date                                           --------------------------
Address Change?                                               ------------------------------------       |                         |
                                                                                                         --------------------------

                                                                                                         SIGNATURE(S) IN BOX

                                                                                                         Please sign name exactly as
                                                                                                         it appears hereon. When
                                                                                                         signed as attorney,
                                                                                                         executor, trustee or
                                                                                                         guardian, please add title.
                                                                                                         For joint accounts each
                                                                                                         owner should sign.